AMENDMENT
TO
FUND PARTICIPATION AGREEMENT

This amendment (the "Amendment") is made and entered into as of October 16, 2001, by and among Janus Aspen Series and Principal Life Insurance Company (collectively,

the "parties") "Agreement")	in order to modifi that certain Fund Participation Agreement (the entered into by the parties as of August 28,2000.

The parties agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and the Schedule A attached to this Amendment is substituted therefor.

All other terms and provisions of the Agreement not amended herein shall remain in fir11 force and effect.

Janus Aspen7eries

C

By:
Name:	-Bonk M.HOW^	t
Title:	Vice Preside~f

Principal Life Insurance Company

Title: Counsel

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Principal Life Insurance Company Sevarate Account B The Principal@Variable Annuity	Principal Life Insurance Company Variable Life Separate Account (1) PrinFlex Life@Variable Life Insurance

(2)	Survivorship Variable Universal Life Insurance
(3)	Flexible Variable Life Insurance
(4)	Flexible Premium Variable Universal Life Insurance